EXHIBIT 99.1
Apyx Medical Corporation Reports First Quarter 2021 Financial Results and Updates Full Year 2021 Outlook
Advanced Energy Sales increased 92% year-over-year in Q1

CLEARWATER, FL — MAY 12, 2021 - Apyx Medical Corporation (NASDAQ:APYX) (the “Company”), a maker of medical devices and supplies and the developer of Helium Plasma Technology, marketed and sold as Renuvion® in the cosmetic surgery market and J-Plasma® in the hospital surgical market, today reported financial results for its first quarter ended March 31, 2021, and updated financial expectations for the full year ending December 31, 2021.

First Quarter 2021 Financial Summary:

•Total revenue of $8.6 million, up 72.9% year-over-year.
◦Advanced Energy revenue of $7.7 million, up 92.2% year-over-year.
◦OEM revenue of $1.0 million, down 3.3% year-over-year.
•Net loss of $4.9 million, compared to net loss of $2.0 million for the first quarter of 2020. Net loss in the first quarter of 2020 included an income tax benefit of $4.9 million.
•Adjusted EBITDA loss of $3.4 million, compared to adjusted EBITDA loss of $5.8 million for the first quarter of 2020.
•As of March 31, 2021, the Company had cash and cash equivalents of $39.5 million, compared to $41.9 million as of December 31, 2020. As of March 31, 2021, the Company had working capital of $53.3 million, including expected cash tax refunds of approximately $7.5 million the Company expects to receive during 2021 related to the net operating loss carrybacks resulting from the 2020 CARES Act.

Management Comments:

“I would like to commend our team on their exceptional efforts during the quarter, which enabled us to achieve first quarter revenue results that exceeded our expectations, driven by strong global sales of our Advanced Energy products,” said Charlie Goodwin, President and Chief Executive Officer. “In spite of the continued impacts of the COVID-19 pandemic, we continued to see healthy utilization of our Helium Plasma Technology in the U.S. and key international markets, resulting in total handpiece growth in excess of 100% year-over-year. We were also excited to see global generator sales increase by more than 80% year-over-year, which was driven by strong demand in both the U.S. and our existing international markets. Importantly, we complemented our strong global sales performance in the first quarter with notable margin improvements, due in part to our efforts to reduce the per unit manufacturing costs of our Advanced Energy handpieces and managing our discretionary spending appropriately given the current operating environment.”

Mr. Goodwin continued: “We are raising our full year 2021 financial guidance today to reflect the encouraging adoption and utilization trends that we have seen and confidence in our outlook for the balance of the year. With a strong balance sheet, a multi-billion dollar potential market opportunity and innovative technology supported by an expanding portfolio of evidence, Apyx Medical remains very well-positioned to deliver strong revenue growth and improving financial performance. We look forward to delivering exceptional performance as the world continues to recover from the effects of COVID, while continuing to lay the foundation for our future growth.”

The following tables represent revenue by reportable segment and geography:

	Three Months Ended March 31,		Increase/Decrease
(In thousands)	2021	2020	$ Change	% Change
Advanced Energy	$7,660	$3,986	$3,674	92.2%
OEM	978	1,011	(33)	(3.3)%
Total	$8,638	$4,997	$3,641	72.9%

	Three Months Ended March 31,		Increase/Decrease
(In thousands)	2020	2019	$ Change	% Change
Domestic	$5,566	$3,618	$1,948	53.8%
International	3,072	1,379	1,693	122.8%
Total	$8,638	$4,997	$3,641	72.9%

First Quarter 2021 Results:

Total revenue for the three months ended March 31, 2021, increased $3.6 million, or 72.9%, to $8.6 million, compared to $5.0 million in the prior year period. Advanced Energy segment sales increased approximately $3.7 million, or 92.2% year-over-year, to $7.7 million, compared to approximately $4.0 million in the prior year period. OEM segment sales decreased 3.3% year-over-year, with approximately $1.0 million in each period. For the first quarter 2021, revenue in the United States increased $1.9 million, or 53.8% year-over-year, to $5.6 million, and international revenue increased $1.7 million, or 122.8% year-over-year, to $3.1 million. In the first quarter of 2021, we saw increased global demand for both our handpieces and generators. While demand for generators in certain geographic regions continues to be affected by the impacts of the COVID-19 pandemic, we experienced strong sales volumes overall during the first quarter.

Gross profit for the three months ended March 31, 2021, increased $2.9 million, or 96.4% year-over-year, to $5.9 million, compared to $3.0 million in the prior year period. Gross margin for the three months ended March 31, 2021, was 67.8%, compared to 59.7% for the same period in 2020. The increase in profit margins for the three months ended March 31, 2021 from the prior year period is primarily attributable to sales mix between our two segments, with our Advanced Energy segment comprising a higher percentage of total sales, as well as product mix within our Advanced Energy segment as a result of our continued manufacturing efficiency initiatives and the introduction of newer product models.

Operating expenses for the first quarter of 2021 increased $0.1 million, or 1.2% year-over-year, to $10.6 million, compared to $10.5 million for the first quarter of 2020. The year-over-year change in operating expenses was driven by a $0.9 million increase in salaries and related costs and a $0.1 million increase in research and development expenses. The year-over-year change in operating expenses was partially offset $0.9 million decrease in professional services and a $0.1 million decrease in selling, general and administrative expenses.

Total other (loss) income, net decreased $0.7 million year-over-year to $(0.1) million. The year-over-year change in total other (loss) income, net was primarily due to the receipt of refunds in the first quarter of 2020 on tariffs paid in 2019, which did not impact total other (loss) income, net in the first quarter of 2021.

Income tax expense for the first quarter of 2021 was $0.1 million, compared to income tax benefit of $4.9 million for the first quarter of 2020. The year-over-year change in income tax expense was primarily due to the net operating loss carryback claim refund recognized in the first quarter of 2020, which did not impact the tax expense in the first quarter of 2021.

Net loss for first quarter of 2021 was $4.9 million, or $(0.14) per share, compared to a net loss of $2.0 million, or $(0.06) per share, for the first quarter of 2020. Net loss in the first quarter of 2020 included an income tax benefit of $4.9 million.

Full Year 2021 Financial Outlook:

The Company is updating financial guidance for the year ending December 31, 2021 to:

•Total revenue in the range of $37.6 million to $39.7 million, representing growth of 36% to 43% year-over-year, compared to total revenue of $27.7 million for the year ended December 31, 2020.
◦Total revenue guidance assumes:
•Advanced Energy revenue in the range of approximately $33.1 million to $35.2 million, representing growth of 49% to 59% year-over-year, compared to Advanced Energy revenue of $22.2 million for the year ended December 31, 2020. The Advanced Energy revenue range assumes that U.S. growth is only driven by contributions from Renuvion sales related to its use as a sub-dermal coagulator following liposuction procedures and that international growth is driven primarily by demand in existing international markets.
▪OEM revenue of approximately $4.4 million, representing a decline of 20% year-over-year, compared to $5.5 million for the year ended December 31, 2020.
•Net loss attributable to stockholders in the range of $20.3 million to $18.0 million, compared to net loss attributable to stockholders of $11.9 million for the year ended December 31, 2020. Net loss for the year ended December 31, 2020 included an income tax benefit of $7.7 million.
•Adjusted EBITDA loss in the range of $14.1 million to $11.5 million, compared to adjusted EBITDA loss of $14.5 million for the year ended December 31, 2020.

Conference Call Details:

Management will host a conference call at 8:00 a.m. Eastern Time on May 12 to discuss the results of the quarter and to host a question and answer session. To listen to the call by phone, interested parties may dial 877-407-8289 (or 201-689-8341 for international callers) and provide access code 13718670. Participants should ask for the Apyx Medical Corporation Call. A live webcast of the call will be accessible via the Investor Relations section of the Company’s website and at:

https://78449.themediaframe.com/dataconf/productusers/apyx/mediaframe/44538/indexl.html

A telephonic replay will be available approximately two hours after the end of the call through May 26, 2021. The replay can be accessed by dialing 877-660-6853 for U.S. callers or 201-612-7415 for international callers and using the replay access code: 13718760. The webcast will be archived on the Investor Relations section of the Company’s website.

Investor Relations Contact:

Westwicke Partners on behalf of Apyx Medical Corporation
Mike Piccinino, CFA
investor.relations@apyxmedical.com

About Apyx Medical Corporation:

Apyx Medical Corporation is an advanced energy technology company with a passion for elevating people’s lives through innovative products in the cosmetic and surgical markets. Known for its innovative Helium Plasma Technology, Apyx is solely focused on bringing transformative solutions to the physicians and patients it serves. The Company’s Helium Plasma Technology is marketed and sold as Renuvion® in the cosmetic surgery market and J-Plasma® in the hospital surgical market. Renuvion® offers surgeons and physicians a unique ability to provide controlled heat to the tissue to achieve their desired results. The J-Plasma® system allows surgeons to operate with a high level of precision and virtually eliminating unintended tissue trauma. The Company also leverages its deep expertise and decades of experience in unique waveforms through original equipment manufacturing (OEM) agreements with other medical device manufacturers. For further information about the Company and its products, please refer to the Apyx Medical Corporation website at www.ApyxMedical.com.

Cautionary Statement on Forward-Looking Statements:

Certain matters discussed in this release and oral statements made from time to time by representatives of the Company may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the Company’s ability to control or predict. Important factors that may cause actual results to differ materially and that could impact the Company and the statements contained in this release can be found in the Company’s filings with the Securities and Exchange Commission including the Company’s Report on Form 10-K for the year ended December 31, 2020. For forward-looking statements in this release, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

APYX MEDICAL CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data, Unaudited)

	Three Months Ended March 31,
	2021	2020
Sales	$8,638	$4,997
Cost of sales	2,778	2,013
Gross profit	5,860	2,984
Other costs and expenses:
Research and development	1,115	980
Professional services	1,521	2,389
Salaries and related costs	4,245	3,311
Selling, general and administrative	3,724	3,796
Total other costs and expenses	10,605	10,476
Loss from operations	(4,745)	(7,492)
Interest income	3	216
Interest expense	(4)	(6)
Other (loss) income, net	(93)	426
Total other (loss) income, net	(94)	636
Loss before income taxes	(4,839)	(6,856)
Income tax expense (benefit)	66	(4,905)
Net loss	(4,905)	(1,951)
Net loss attributable to non-controlling interest	(4)	—
Net loss attributable to stockholders	$(4,901)	$(1,951)

Loss per share
Basic and Diluted	$(0.14)	$(0.06)

Weighted average number of shares outstanding - basic and diluted	34,302	34,176

APYX MEDICAL CORPORATION CONSOLIDATED BALANCE SHEETS (In thousands, except share and per share data)

	March 31, 2021 (Unaudited)	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$39,539	$41,915
Trade accounts receivable, net of allowance of $300 and $300	7,683	8,399
Income tax receivables	7,654	7,654
Other receivables	1,110	1,275
Inventories, net of provision for obsolescence of $374 and $388	4,463	4,051
Prepaid expenses and other current assets	2,593	2,795
Total current assets	63,042	66,089
Property and equipment, net	6,599	6,541
Operating lease right-of-use assets	212	237
Finance lease right-of-use assets	383	437
Other assets	860	807
Total assets	$71,096	$74,111

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$2,283	$1,511
Accrued expenses and other liabilities	7,090	7,278
Current portion of operating lease liabilities	125	126
Current portion of finance lease liabilities	232	238
Total current liabilities	9,730	9,153
Long-term operating lease liabilities	94	129
Long-term finance lease liabilities	107	183
Contract liabilities	855	621
Other liabilities	141	166
Total liabilities	10,927	10,252
EQUITY
Common stock, $0.001 par value; 75,000,000 shares authorized; 34,317,863 issued and outstanding as of March 31, 2021, and 34,289,222 outstanding as of December 31, 2020	34	34
Additional paid-in capital	62,281	61,066
(Accumulated deficit) retained earnings	(2,280)	2,621
Total stockholders' equity	60,035	63,721
Non-controlling interest	134	138
Total equity	60,169	63,859
Total liabilities and equity	$71,096	$74,111

APYX MEDICAL CORPORATION RECONCILIATION OF GAAP NET LOSS RESULTS TO NON-GAAP ADJUSTED EBITDA (Unaudited)
Use of Non-GAAP Financial Measure

We present the following non-GAAP measure because we believe such measure is a useful indicator of our operating performance. Our management uses this non-GAAP measure principally as a measure of our operating performance and believes that this measure is useful to investors because it is frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We also believe that this measure is useful to our management and investors as a measure of comparative operating performance from period to period.

The Company has presented the following non-GAAP financial measure in this press release: adjusted EBITDA. The Company defines adjusted EBITDA as its reported net income/(loss) attributable to stockholders (GAAP) plus income tax expense (benefit), interest, depreciation and amortization, and stock-based compensation expense.

(In thousands)	Three Months Ended March 31,
	2021	2020
Net loss attributable to stockholders	$(4,901)	$(1,951)
Interest income	(3)	(216)
Interest expense	4	6
Income tax expense (benefit)	66	(4,905)
Depreciation and amortization	227	214
Stock based compensation	1,194	1,049
Adjusted EBITDA	$(3,413)	$(5,803)

The following unaudited table presents a reconciliation of net loss to Adjusted EBITDA for the year ending December 31, 2021. The reconciliation assumes the mid-point of the Adjusted EBITDA loss range and the midpoint of each component of the reconciliation, corresponding to guidance for GAAP net loss attributable to stockholders of $20.3 million to $18.0 million for the year ending December 31, 2021.

(In millions)	Year Ending December 31, 2021
Net loss attributable to stockholders	$(19.1)
Interest income	—
Interest expense	—
Income tax expense	0.3
Depreciation and amortization	0.7
Stock based compensation	5.4
Adjusted EBITDA	$(12.8)
Note: figures may not sum to totals due to rounding.